UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): June 29, 2018

Diamond Offshore Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13926	76-0321760
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

15415 Katy Freeway

Houston, Texas 77094

(Address of principal executive offices, including Zip Code)

(281) 492-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Financial Officer

On July 2, 2018, Diamond Offshore Drilling, Inc. (the “Company”) announced the appointment of Scott L. Kornblau as the Company’s Senior Vice President and Chief Financial Officer, effective on July 1, 2018. Previously, Mr. Kornblau, age 46, held the position of Vice President and Treasurer of the Company since January 2017, and he has served as the Company’s acting Chief Financial Officer since December 2017. Mr. Kornblau was appointed Treasurer of the Company in 2007, after joining the Company in 1997 as Senior Accountant and serving in numerous finance and accounting positions.

In connection with Mr. Kornblau’s appointment, the Compensation Committee of the Company’s Board of Directors approved the following changes to Mr. Kornblau’s compensation:

(i)	Mr. Kornblau’s annual base salary was increased to $410,000 effective with the first pay period following the effective date of his appointment;

(ii)	On July 1, 2018, the Company granted to Mr. Kornblau restricted stock units (“RSUs”) under the Company’s Equity Incentive Compensation Plan with an aggregate value of $87,500, of which (a) 60% of the RSUs granted will cliff vest subject to the Company’s level of achievement towards a specified financial target for each of 2018, 2019 and 2020 and subject further to the negative discretion of the Compensation Committee to reduce the number of the RSUs that would otherwise be eligible to vest and (b) 40% of the RSUs granted will separately time-vest in equal installments on the second and third anniversaries of the grant date; and

(iii)	On July 1, 2018, the Company granted to Mr. Kornblau cash incentive awards under the Company’s Incentive Compensation Plan (Amended and Restated as of January 1, 2018, as amended on June 28, 2018) with an aggregate value of $87,500, of which (a) 60% of the cash incentive awards granted will cliff vest subject to the Company’s level of achievement towards a specified financial target for each of 2018, 2019 and 2020 and subject further to the negative discretion of the Compensation Committee to reduce the amount of the cash incentive awards that would otherwise be eligible to vest and (b) 40% of the cash incentive awards granted will separately time-vest in equal installments on the second and third anniversaries of the grant date.

Executive Retention Agreement

On June 29, 2018, the Company granted an executive retention award to Ronald Woll, the Company’s Senior Vice President and Chief Commercial Officer, after approval by the Compensation Committee of the Board of Directors of the Company, to be paid in accordance with the terms of an Executive Retention Agreement (the “Retention Agreement”) between

Mr. Woll and the Company. Pursuant to the Retention Agreement, the Company will pay Mr. Woll a one-time retention payment of $750,000, less applicable withholdings, if Mr. Woll remains actively employed in Good Standing (as defined below) through January 1, 2020 and further through the payment of the retention payment. The Retention Agreement provides that Mr. Woll will be deemed to be in “Good Standing” if he (i) has remained actively employed by the Company or its subsidiary from the date of the Retention Agreement through the payment date of the retention payment, not on a leave of any kind (other than a legally protected leave) and not subject to any performance improvement plan and (ii) has remained at all times in full compliance with all agreements between him and the Company and/or its subsidiaries and all policies of the Company and its subsidiaries. If earned, the retention payment will be paid in a lump sum in cash on or before March 1, 2020.

The foregoing description of the Retention Agreement does not purport to be complete and is qualified in its entirety by the full text of the Retention Agreement, a copy of which is filed as Exhibit 10.1 and incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure

On July 2, 2018, the Company issued a press release describing the appointment of Mr. Kornblau as its Senior Vice President and Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information contained in Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K (i) is not to be considered “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) shall not be incorporated by reference into any previous or future filings made by or to be made by the Company with the SEC under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit number	Description

10.1	Executive Retention Agreement, dated June 29, 2018, between Diamond Offshore Drilling, Inc. and Ronald Woll

99.1	Press Release dated July 2, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2018	DIAMOND OFFSHORE DRILLING, INC.

	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Secretary

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